UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15th, 2005

Viasystems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-29727	43-177252
(Commission File Number)	(IRS Employer Identification No.)

101 South Hanley Road,
St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)

314-727-2087
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On August 15th, 2005, Viasystems, Inc. and its parent company, Viasystems Group, Inc. (collectively “Viasystems” or the “Company”) announced that Gerald G. Sax will replace Joseph S. Catanzaro as the Company’s Chief Financial Officer effective as of August 16, 2005.

In connection with his appointment, Mr. Sax entered into an amended and restated executive employment agreement with the Company and certain of its subsidiaries as of August 15, 2005. Pursuant to his employment agreement, Mr. Sax will serve as Chief Financial Officer of Viasystems. Mr. Sax is required to devote the amount of time reasonably necessary to supervise faithfully and adequately the overall management of Viasystems and its subsidiaries. Subject to the foregoing limitation on his activities, Mr. Sax is free to participate in other business endeavors.

The compensation provided to Mr. Sax under his executive employment agreement includes an annual base salary of not less than $360,000 subject to upward adjustment at the sole discretion of the Chief Executive Officer of Viasystems, as well as those benefits customarily accorded the executives of Viasystems as long as the executive employment agreement is in force. In addition, Mr. Sax is entitled to an annual bonus in an amount determined in accordance with Viasystems’ incentive compensation plan for senior executives and reimbursement for expenses to own and maintain an automobile.

Mr. Sax's executive employment agreement also provides that if Mr. Sax's employment is terminated without cause, Mr. Sax will continue to receive his then current salary, which shall not be less than $360,000, together with his annual bonus amount, for a period of eighteen months following such termination. The executive employment agreement terminates upon Mr. Sax's death or his inability to perform his duties due to mental or physical incapacity for six consecutive months or any one hundred working days out of a twelve month period, and no further compensation shall be payable except that he or his estate, heirs or beneficiaries, as applicable, shall receive his then current salary, together with his annual bonus amount, for a period of eighteen months, in addition to benefits otherwise specifically provided for. The agreement also provides medical benefits for his and his spouse's lifetime.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As disclosed under Item 1.01 of this Form 8-K, effective as of August 16, 2005, Gerald G. Sax will replace Joseph S. Catanzaro as the Company’s Chief Financial Officer.

Mr. Sax, 44, has been Senior Vice President — Supply Chain of the Company since February 2003. From July 1999 to January 2003, he served as the Company’s Senior Vice President — Europe. Mr. Sax served as an executive officer when the Company filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code and throughout the bankruptcy proceedings. Mr. Sax joined Viasystems in November 1998 in the position of Vice President — Corporate Controller. Prior to joining Viasystems, Mr. Sax was Vice President — Corporate Controller for Berg Electronics Corp. from September 1995 to October 1998.

The description of Mr. Sax’s amended and restated executive employment agreement set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

Attached hereto as Exhibit 99.1 is the press release issued by Viasystems dated August 15, 2005.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)	99.1	Press Release, dated August 15, 2005, relating to the appointment of a new CFO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 15, 2005	Viasystems, Inc.

	By:	/s/ David M. Sindelar
David M. Sindelar
Chief Executive Officer

Exhibit 99.1

NEWS COPY	INFORMATION CONTACT:
Kelly E. Wetzler
FOR IMMEDIATE RELEASE	(314) 746-2217

VIASYSTEMS ANNOUNCES NEW OFFICE
OF CHIEF COMPLIANCE OFFICER

ST. LOUIS, August 15, 2005 - Viasystems Group, Inc. announced today that it has established the position of Chief Compliance Officer. Such new position was established in response to Viasystems’ continued emphasis on the design and monitoring of company controls. Joseph S. Catanzaro has been appointed to this new position and will vacate his current position of Chief Financial Officer. “Joe Catanzaro’s deep experience in business and financial control systems, coupled with his intimate knowledge of the company’s structure and operations will serve Viasystems’ well in our efforts to maintain best in class company controls,” said David M. Sindelar, CEO.

The company further announces that Gerald G. Sax will assume the role of Chief Financial Officer. Following more than 15 years of public accounting and financial controllership experience in the electronics manufacturing industry, Sax previously served the company in various senior executive positions including positions of financial administration and operational responsibilities. “Jerry Sax’s background and prior experience in the company make him the perfect candidate to fill the role of CFO,” said Sindelar.

Viasystems Group, Inc. is a global provider of complex multi-layer printed circuit boards and electro-mechanical components and assemblies. The company’s 25,000 employees serve more than 100 customers in the automotive, consumer, computer and data communications, industrial and instrumentation, and telecommunications markets.